MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of January 15, 2008 (the “Agreement”), by and among TheRetirementSolution.com, Inc., a corporation existing under the laws of Nevada (the “Buyer”), Investment Tools and Training, LLC, a limited liability company existing under the laws of Utah (the “Company”), Boya Systems, LLC, a limited liability company existing under the laws of Utah (“Boya”), Kays Creek Capital Management, LLC, a limited liability company existing under the laws of Utah (“Kays”) and LUCASA, LLC, a limited liability company existing under the laws of Utah (“Lucasa” and collectively with Boya and Kays, the “Owners”).

W I T N E S S E T H:

WHEREAS, the Owners own 100% of the issued and outstanding membership interests in the Company. Such membership interests shall be referred to herein as “Units.

WHEREAS, subject to the terms and conditions hereof, the Owners desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Owners, the Units.

WHEREAS, the Company desires to facilitate the transactions set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS.

1.1. Sale of Units. The Owners agree to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from the Owners, all of Owners’ right, title and interest in and to the Units.

1.2. Purchase Price; Payment.

(a) Purchase Price. The purchase price for the Units shall be (i) an aggregate of Two Million Dollars ($2,000,000.00) evidenced by convertible debentures, substantially in the form of Exhibit A hereto (the “Debentures”), and (ii) an aggregate of Sixty-Six Million Six Hundred Thousand (66,600,000) shares of common stock, par value $0.001 per share, of Buyer (the “Common Stock” and collectively with the Debentures, the “Purchase Price”), which shall be payable to the Owners, in accordance with Section 1.2(b).

(b) Payment of Purchase Price. The Buyer shall deliver the Purchase Price to the individuals and/or entities designated by the Owners, as set forth on Schedule 1.2(b) annexed hereto:

(i) on the Closing Date hereof (as hereafter defined), (a) the Debentures, and (b) an aggregate of Fifty-Four Million Six Hundred Thousand (54,600,000) shares of Common Stock;

(ii) on the one year anniversary of the Closing Date, an aggregate of Four Million (4,000,000) shares of Common Stock;

(iii) on the two year anniversary of the Closing Date, an aggregate of Four Million (4,000,000) shares of Common Stock;

(iv) on the three year anniversary of the Closing Date, an aggregate of Two Million (2,000,000) shares of Common Stock; and

(v) on the four year anniversary of the Closing Date, an aggregate of Two Million (2,000,000) shares of Common Stock.

ARTICLE II.
CLOSING AND TERMINATION

2.1. Closing Date. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Units provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, 32nd Floor, New York, NY 10006 (or at such other place as the parties may mutually agree upon) on or before January 15, 2008. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”

2.2. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Owners or the Buyer on or after January 15, 2008, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by mutual written consent of the Owners and the Buyer; or

(c) by the Owners or the Buyer if there shall be in effect a final nonappealable order of a court, government or governmental agency or body of competent jurisdiction (“Governmental Body”) of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

2.3. Procedure Upon Termination. In the event of termination and abandonment by the Buyer or the Owners, or both, pursuant to Section 2.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Units hereunder shall be abandoned, without further action by the Buyer or the Owners. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

2.4. Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Buyer or the Owners; provided, however, that nothing in this Section 2.4 shall relieve the Buyer or the Owners of any liability for a breach of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE OWNERS

The Company and the Owners, jointly and severally hereby represent and warrant to the Buyer that:

3.1. Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth above and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of the Company taken as a whole (“Material Adverse Effect”).

3.2. Authorization of Agreement. The Company and the Owners have all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company or the Owners in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company or the Owners and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company or the Owners, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3. Formation. The Company is a limited liability company duly formed and validly subsisting under the laws of the State of Utah, and is in good standing with the office of the Secretary of State for the State of Utah.

3.4. Capitalization. The authorized capital of the Company consists of membership interests, which are referred to herein as “Units.” The Owners collectively own 100% of the Units, free and clear of any and all liens, charges or encumbrances or any kind or nature and no person, firm or corporation has any agreement, warrant or option or any right capable of becoming an agreement or option for the acquisition of Units or for the purchase, subscription or issuance of any of the unissued units in the capital of Company. When delivered to the Buyer the Units shall be validly issued and outstanding as fully paid and non-assessable and the Units shall be transferable upon the books and records of the Company, in all cases subject to the provisions and restrictions of all applicable securities laws.

3.5. Conflicts; Consents of Third Parties.

(a) Except as set forth in Schedule 3.5(a), none of the execution and delivery by the Company or Owners of this Agreement and the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the limited liability company agreement of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Owner is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Body is required on the part of the Company, the Company in connection with the execution and delivery of this Agreement or the Company Documents, or the compliance by the Company as the case may be, with any of the provisions hereof or thereof.

3.6. Ownership of Assets. Company has good and marketable title to all of its assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever. The assets include all of the assets and properties held for use by Company to conduct its business as presently conducted and. All of the tangible assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

3.7. Financial Statements. The Company has delivered or caused to be delivered to the Buyer copies of (i) the audited consolidated balance sheets of the Company as of August 31, 2007 and the related audited consolidated statements of income and of cash flows of the Company for the period from November 9, 2006 through August 31, 2007 and (ii) the unaudited but reviewed consolidated balance sheet of the Company as of September 30, 2007 and the related consolidated statements of income and cash flows of the Company for the nine-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Company Financial Statements”). Each of the Company Financial Statements is complete and correct in all material respects, has been and will be prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and will present fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated. For the purposes hereof, the unaudited but reviewed consolidated balance sheet of the Company as of September 30, 2007 is referred to as the “Company Balance Sheet” and September 30, 2007 is referred to as the “Company Balance Sheet Date”.

3.8. No Undisclosed Liabilities. The Company has no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Company Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Company Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date.

3.9. Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, since the Company Balance Sheet Date:

(i) there has not been an event which had a Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect;

(ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $10,000 for any single loss or $25,000 for all such losses;

(iii) there has not been any declaration, setting aside or payment of any distribution in respect of any membership interest of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding membership, or other ownership interest in, the Company;

(iv) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended 2006, except to the extent accrued on the Company Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);

(v) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(vi) the Company has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vii) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(viii) the Company has not made any loans, advances or capital contributions to, or investments in, any person or paid any fees or expenses to the Company or any Affiliate of the Company;

(ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(x) the Company has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

(xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Company;

(xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $25,000 in the aggregate;

(xiii) the Company has not instituted or settled any material legal proceeding; and

(xiv) the Company has not agreed to do anything set forth in this Section 3.9.

3.10. Taxes.

(a) Except as set forth on Schedule 3.10 (A) all Tax returns required to be filed by or on behalf of the Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Company or in respect of its income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Company Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) the Company has not executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force. “Tax or Taxes” means all federal, state, local or other taxes or similar governmental charges, fees, levies or assessments.

(b) The Company has complied in all material respects with all applicable Laws (as defined in Section 3.18), rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all Laws.

(c) Buyer has received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Company and (B) any audit report issued within the last three (3) years relating to any material Taxes due from or with respect to the its income, assets or operations. All income and franchise Tax returns filed by or on behalf of the Company for the taxable years ended on the respective dates set forth on Schedule 3.10 have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

(d) Schedule 3.10 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company. Except as set forth on Schedule 3.10, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e) Except as set forth on Schedule 3.10, all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company that are owed by the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has the Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised in writing by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Except as set forth on Schedule 3.10, the Company has not (A) agreed to or is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (B) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, or (C) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed within the period of limitations.

(g) No property owned by the Company is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h) The Company is not a foreign person within the meaning of Section 1445 of the Code.

(i) The Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Buyer, the Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k) The Company is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

(m) Except as set forth on Schedule 3.10, the Company has no elections in effect for federal income tax purposes under Sections 108, 168, 441, 463, 472, 1017, 1033 or 4977 of the Code.

(n) The Company has never owned any subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

3.11. Real Property.

(a) Company does not own any interest in any real property. Schedule 3.11(a) sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as such business is currently conducted. The Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by the Company are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to the Buyer true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b) The Company has all material certificates of occupancy and permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any permit.

(c) There does not exist any actual or, to the best knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other person to take or use all or any part thereof.

(d) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12. Tangible Personal Property.

(a) Schedule 3.12(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the best knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

(c) The Company has good and marketable title to all of the items of tangible personal property reflected in the Company Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all liens other than as set forth on Schedule 3.12. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(d) All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

3.13. Intangible Property. The Company owns each patent, trademark, trade name, service mark and copyright for any and all intellectual property used by the Company as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3.13, each of the foregoing is owned by the Company, free and clear of all mortgages, claims, liens, security interests, charges and encumbrances and is in good standing and not the subject of any challenge. There have been no claims made and the Company has not received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. The Company possesses, owns or licenses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulate and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulate or other proprietary right necessary for the conduct of its business as conducted on the date hereof. The Company is under no obligation to pay any royalties or similar payments in connection with any license to any Affiliate thereof. As used in this Agreement, “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person and for purposes of individuals, Affiliates would include an individual’s spouse and minor children.

3.14. Material Contracts. Schedule 3.14 sets forth all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”): (i) Contracts with any current officer or director of the Company; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) material Contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $25,000 in the aggregate or $10,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Buyer, its affiliates and their representatives true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.14, all of the Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 3.14, the Company is not in default in any material respect under any Material Contracts, nor, to the knowledge of the Company, is any other party to any Material Contract in default thereunder in any material respect.

3.15. Employee Benefits.

(a) Schedule 3.15(a) sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Company or to which the Company contributes or is obligated to contribute thereunder with respect to employees of the Company (“Employee Benefit Plans”) and (ii) all “employee pension plans”, as defined in Section 3(2) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”). Schedule 3.15(a) identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “Benefit Plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b) Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code (“Qualified Plans”) so qualifies and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code, and, except as disclosed on Schedule 3.15(b), nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan or Pension Plan which are money purchase plans or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no accumulated funding deficiencies exist in any of such plans subject to Section 412 of the Code.

(d) No Employee Benefit Plans and Pension Plans are subject to Title IV of ERISA.

(e) Each of the Employee Benefit Plans and Pension Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

3.16. Labor.

(a) Except as set forth on Schedule 3.16(a), the Company is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company. The Company has delivered or otherwise made available to the Buyer true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 3.16(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 3.16(b), no employees of the Company are represented by any labor organization. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the best knowledge of the Company, threatened by any labor organization or group of employees of the Company.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of the Company, threatened against or involving the Company. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

3.17. Litigation. Except as set forth in Schedule 3.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Company, overtly threatened against the Company (or to the knowledge of the Company, pending or threatened, against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company, or to which the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Company is there any reasonable basis for any such action, proceeding, or investigation. The Company is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and is not engaged in any legal action to recover monies due it or for damages sustained by it.

3.18. Compliance with Laws; Permits. Except as set forth in Schedule 3.18, the Company is in compliance with all federal, state and local statutes, laws, rules, regulations, orders and ordinances (“Laws”) applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all governmental permits and approvals from state, federal or local authorities which are required for it to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.19. Environmental Matters. Except as set forth on Schedule 3.19 hereto:

(a) the operations of the Company are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise;

(b) the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c) the Company is not the subject of any outstanding written order or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) remedial action or (iii) any release or threatened release of a Hazardous Material (“Release”);

(d) the Company has not received any written communication alleging either or both that it may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(e) the Company does not have any current contingent liability in connection with any Release into the indoor or outdoor environment (whether on-site or off-site);

(f) there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to the Company’s knowledge, threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g) to the Company’s knowledge, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h) the Company has provided to the Buyer all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

3.20. Insurance. Schedule 3.20 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Company’s knowledge, it is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

3.21. Inventories; Receivables; Payables.

(a) The inventories of the Company are in good and marketable condition, and are saleable in the ordinary course of business.

(b) All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Company reflected on the Company Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Company Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The parties agree and acknowledge that Buyer’s sole remedy for a breach of this representation and warranty shall be to require Company to repurchase uncollected accounts receivable.

(c) All accounts payable of the Company reflected in the Company Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

3.22. Customers and Suppliers. Schedule 3.22 sets forth a list of the twenty (20) largest customers and the twenty (20) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended 2007 and 2006, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period. Since the Company Balance Sheet Date, there has not been any material adverse change in the business relationship of the Company with any customer or supplier listed on Schedule 3.22.

3.23. Banks. Schedule 3.23 contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 3.23, no person holds a power of attorney to act on behalf of the Company.

3.24. No Misrepresentations. No representation or warranty of the Company contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Company to the Buyer pursuant to the terms hereof, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.25. Financial Advisors. No person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

3.26. Investment Intention. The Owners are acquiring the Common Stock for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933. The Owners understands that the Common Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.27. Accredited Investor. The Owners are each an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Owners are in a financial position to hold the Common Stock and is able to bear the economic risk and withstand a complete loss of the Owners’ investment in the Common Stock. The Owners recognize that the Common Stock involves a high degree of risk. Each of the Owners is a sophisticated investor, able to fend for himself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Owners are capable of evaluating the merits and risks of the prospective investment in the Common Stock.

3.28. Patriot Act. The Company certifies that, to the best of the Company’s knowledge, the Company has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Buyer seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company has, and this Agreement will not, cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants that:

4.1. Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

4.2. Authorization of Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement, the Employment Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the consummation of the transactions contemplated hereby and thereby (the “Buyer Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Buyer Document have been duly authorized by all necessary corporate action on behalf of the Buyer. This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3. Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3 hereto, neither of the execution and delivery by the Buyer of the Buyer Documents, nor the compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, or certificate of incorporation or by-laws of the Buyer, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Buyer is a party or by which the Buyer, or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Buyer is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on the business, properties, results of operations, prospects, conditions (financial or otherwise) of the Buyer and its subsidiaries, taken as a whole.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or Governmental Body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents or the compliance by Buyer with any of the provisions hereof or thereof.

4.4. Litigation. There are no legal proceedings pending or, to the best knowledge of the Buyer, threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

4.5. Financial Advisors. Except as set forth on Schedule 4.5, no person has acted, directly or indirectly, as a broker, finder or financial advisor for the Buyer in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

4.6. Investment Intention. The Buyer is acquiring the Units for their own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933. The Buyer understands that the Units have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7. Accredited Investor. The Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act. The Buyer is in a financial position to hold the Units and is able to bear the economic risk and withstand a complete loss of the Buyers’ investment in the Units. The Buyer recognizes that the Units involve a high degree of risk. The Buyer is a sophisticated investor, able to fend for itself in the transaction contemplated by this Agreement, and has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the prospective investment in the Units.

4.8. Patriot Act. The Buyer certifies that, to the best of the Buyer’s knowledge, the Buyer has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Buyer hereby acknowledges that the Company seeks to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Buyer hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Buyer has, and this Agreement will not, cause the Buyer to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.9. No Knowledge of Breaches. Buyer does not have actual knowledge of any breach of any representation and warranty made by Company and the Owners hereunder.

ARTICLE V.
COVENANTS

5.1. Access to Information. The Company and Owners agree that, prior to the Closing Date, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therein. No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in the Company Documents. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, Company shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate fully with such representatives in connection with such review and examination.

5.2. Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Buyer, the Company shall:

(i) conduct its business only in the ordinary course consistent with past practice;

(ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill and (B) preserve its present relationship with persons having business dealings with it;

(iii) maintain (A) all of its assets and properties in their current condition, ordinary wear and tear excepted and (B) insurance upon all of its properties and assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain its books, accounts and records in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to its operation; and

(v) comply in all material respects with applicable Laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Buyer, the Company shall not:

(i) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other person;

(ii) subject to any Lien (except for liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of its properties or assets (whether tangible or intangible);

(iii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of its material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice);

(iv) cancel or compromise any debt or claim or waive or release any material right except in the ordinary course of business consistent with past practice;

(v) enter into any commitment for capital expenditures in excess of $10,000 for any individual commitment and $25,000 for all commitments in the aggregate;

(vi) introduce any material change with respect to its operation, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

(vii) enter into any transaction or make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(viii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person;

(ix) except for transfers of cash pursuant to normal cash management practices, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any contract with any Affiliate; or

(x) agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Company in this Agreement or the Company Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

5.3. Consents. The Company shall use its best efforts, and the Buyer shall cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 3.5(b) hereof; provided, however, that neither the Company nor the Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

5.4. Other Actions. Each of the Company, Owners and Buyer shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.5. No Solicitation. The Company will not, and will not cause or permit any of its members, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in it other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning its business, operations, properties or assets in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company will inform the Buyer in writing immediately following the receipt by the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

5.6. Preservation of Records. The Company, Owners and the Buyer agree that each of them shall preserve and keep the records held by it relating to the business of the Company for a period of three years from the Closing Date (six years with respect to tax related records) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, preparation of financial statements, disclosure of information to the Securities and Exchange Commission, stock exchange or similar entity, any insurance claims by, legal proceedings against or governmental investigations of the Company, the Buyer or any of their Affiliates or in order to enable the Company or the Buyer to comply with their respective obligations under this Agreement, the Employment Agreements and each other agreement, document or instrument contemplated hereby or thereby. In the event the Company or the Buyer wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

5.7. Publicity. Neither the Company, the Owners nor the Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer or the Company, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Buyer or the Company lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

5.8. Use of Name. The Company hereby agrees that upon the consummation of the transactions contemplated hereby, the Buyer shall have the sole right to the use of the name “Investment Tools and Training” and variations thereof and the Company shall not, and shall not cause or permit any Affiliate to use such name or any variation or simulation thereof.

5.9. Board Appointments. The Buyer hereby agrees that upon the consummation of the transactions contemplated hereby, the Owners shall have the right to nominate two independent qualified individuals to serve as members of the Board of Directors of the Buyer and that the Buyer shall take all actions necessary to elect, or have elected, such individuals. Notwithstanding the foregoing, the Buyer shall have the right to determine the qualifications of such individuals nominated by the Owners.

ARTICLE VI.
CONDITIONS TO CLOSING

6.1. Conditions Precedent to Obligations of Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Buyer in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of the Company and Owners contained herein shall be true and correct as of the Closing Date;

(b) all representations and warranties of the Company contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) the Company shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(d) the Buyer shall have been furnished with certificates (dated the Closing date and in form and substance reasonably satisfactory to the Buyer) executed by the Company certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) hereof;

(e) the Buyer shall have obtained all consents and waivers referred to in Section 4.3 hereof with respect to the transactions contemplated by this Agreement and the Buyer Documents;

(f) there shall not have been or occurred any event which will have a Material Adverse Effect;

(g) the Company shall have obtained all consents and waivers referred to in Section 3.5 hereof, in a form reasonably satisfactory to the Buyer, with respect to the transactions contemplated by this Agreement and the Company Documents;

(h) no legal proceedings shall have been instituted or threatened or claim or demand made against the Company or the Buyer seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) the Buyer shall have completed its due diligence review of the operations Company, and the results of such review shall be satisfactory to the Buyer in its sole and absolute discretion;

(j) the Buyer shall have obtained the financing required to consummate the transaction contemplated hereunder on terms reasonably satisfactory to it;

(k) the Buyer shall have received disclosure schedules required pursuant to Article 3 hereof, which shall be reasonably satisfactory to the Buyer; and

6.2. Conditions Precedent to Obligations of the Company and Owners. The obligations of the Company and Owners to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Buyer contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Buyer contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Buyer contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(d) the Company shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Company) executed by the Chief Executive Officer and Chief Financial Officer of the Buyer certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c), and resolutions of the Board of Directors of the Buyer authorizing the acquisition of the Company;

(e) Nicholas S. Maturo and Ryan Smith shall enter into a Voting and Support Agreement with Newsgrade Corporation, a shareholder of the Buyer, pursuant to which Mr. Maturo and Mr. Smith shall be granted a proxy with the right vote the shares of common stock of the Buyer owned by Newsgrade Corporation; and

(f) there shall not be in effect any order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VII.
DOCUMENTS TO BE DELIVERED

7.1. Documents to be Delivered by the Company and/or the Owners. At the Closing, the Company and/or the Owners shall deliver, or cause to be delivered, to the Buyer the following:

(a) an amended and restated operating agreement for the Company and any other necessary documentation reflecting the transfer of the Units, duly executed;

(b) copies of all consents and waivers referred to in Section 6.1(g) hereof;

(c) Employment Agreements, substantially in the form of Exhibit B hereto, duly executed;

(d) Registration Rights Agreement, substantially in the form of Exhibit C hereto, duly executed;

(e) Lock Up Agreement, substantially in the form of Exhibit D hereto, duly executed by each of the Owners; and

(f) such other documents as the Buyer shall reasonably request.

7.2. Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Company the following:

(a) the Common Stock pursuant to in Section 1.2(b)(i) hereof;

(b) the certificates and resolutions referred to in Section 6.2(d) hereof;

(c) Employment Agreements, substantially in the form of Exhibit B hereto, duly executed;

(d) Registration Rights Agreement, substantially in the form of Exhibit C hereto, duly executed; and

(e) such other documents as the Company shall reasonably request.

ARTICLE VIII.
INDEMNIFICATION

8.1. Indemnification.

(a) Subject to Section 8.2 hereof, the Company and the Owners hereby agree to defend, indemnify and hold the Buyer and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against:

(i) any and all liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for (and accrued and applied as a liability) in the Buyer Balance Sheet or were incurred in the ordinary course of business between the Buyer Balance Sheet Date and the Closing Date;

(ii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Company set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

(b) Subject to Section 8.2 hereof, the Buyer hereby agrees to defend, indemnify and hold the Company, the Owners and their Affiliates, agents, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth in Article 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Buyer under this Agreement;

(iii) any and all Losses of the Buyer of every kind, nature and description, absolute or contingent, existing as against the Buyer after the Closing Date coming into being or arising by reason of any state of facts existing, or any transaction entered into, after the Closing Date, except for (A) such Losses for which Company and the Owners have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 8.1 and (B) such Losses that affect all shareholders of Buyer by virtue of their status as shareholders; and

(iv) any and all Expenses incident to the foregoing.

8.2. Limitations on Indemnification. An indemnifying party shall not have any liability under Section 8.1(a) or Section 8.1(b) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder exceeds $20,000,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses. Notwithstanding anything else contained herein, the maximum liability the Sellers in the aggregate shall be required to pay hereunder shall be the amount of $15,320,000. In addition to the foregoing, in the event that the Owners are an indemnifying party under Section 8.1(a), the Owners shall not be jointly liable for the aggregate amount of and such Losses and Expenses and each Owner shall be severally liable solely for their respective proportionate shares of such Losses and Expenses.

8.3. Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE IX.
MISCELLANEOUS

9.1. Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Buyer.

9.2. Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to the Company or such actions are commenced.

9.3. Expenses. Except as otherwise provided in this Agreement, the Company, the Buyer and the Owners shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.4. Specific Performance. The Company and Owners acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Buyer and that the Buyer will not have an adequate remedy at law. Therefore, unless validly terminated pursuant to Section 2.2 of this Agreement, the obligations of the Company under this Agreement, including, without limitation, the Company’s obligation to sell the Assets to the Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.5. Further Assurances. The Company, the Buyer and the Owners each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.6. Submission to Jurisdiction; Consent to Service of Process

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.10.

9.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.8. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.9. Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

9.10. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Buyer:

TheRetirementSolution.com, Inc.
110 William Street, 22nd floor
New York, New York 10008
Attn: Nicholas S. Maturo, Chief Executive Officer
Phone: (212) 227-2242
Fax: (212) 227-6462

With a copy to:

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: 212-930-9700
Fax: 212-930-9725

If to Company or Owners:

Investment Tools and Training, LLC
[_________]
[_________]
Attn: [_________]
Phone: [_________]
Fax: [_________]

With a copy to:

Kirton & McConkie, P.C.
Attorneys at Law
518 West 800 North
Orem, Utah 84057
Attn: Matthew D. Wride, Esq.
Phone: (801) 426-2107
Fax: (801) 426-2101

9.11. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or the Buyer (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Buyer’s rights to purchase the Assets, the Buyer’s rights to seek indemnification and the Buyer’s rights to rely on any of Company’s or the Owners’ representations and warranties made hereunder) to any Affiliate of the Buyer. Upon any such permitted assignment, the references in this Agreement to the Buyer shall also apply to any such assignee unless the context otherwise requires.

9.13. Counterparts. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

THERETIREMENTSOLUTION.COM, INC.

By:	/s/ Nicholas S. Maturo
Name: Nicholas S. Maturo
Title: Chief Executive Officer

INVESTMENT TOOLS AND TRAINING, LLC

By:	/s/ Rhett Andersen
Name: Rhett Andersen
Title: Manager

OWNERS:

BOYA SYSTEMS, LLC

By:	/s/ Rhett Andersen
Name: Rhett Andersen
Title: Manager

KAYS CREEK CAPITAL MANAGMENT, LLC

By:	/s/ Ryan Smith
Name: Ryan Smith
Title: Manager

LUCASA, LLC

By:	/s/ Shawn Lucas
Name: Shawn Lucas
Title: Manager